Filed Pursuant to Rule 433

Registration No. 333-234390

Republic Services, Inc.

Pricing Term Sheet

February 18, 2020

2.300% Notes due 2030 (the “2030 Notes”)

3.050% Notes due 2050 (the “2050 Notes”)

Issuer:	Republic Services, Inc.

Ratings (Moody’s / S&P / Fitch)*:	Baa2 (stable) / BBB+ (stable) / BBB (stable)

Trade Date:	February 18, 2020

Settlement Date**:	February 27, 2020 (T+7)

Terms of the 2030 Notes

Principal Amount:	$600,000,000

Maturity Date:	March 1, 2030

Benchmark Treasury:	UST 1.500% due February 15, 2030

Benchmark Treasury Price and Yield:	99-16+ and 1.553%

Spread to Benchmark Treasury:	T + 78 basis points

Yield to Maturity:	2.333%

Price to Public:	99.707% of the principal amount

Coupon (Interest Rate):	2.300%

Interest Payment Dates:	March 1 and September 1, beginning September 1, 2020

Underwriting Discount:	0.650%

Make-Whole Call:	Prior to December 1, 2029 (3 months before the maturity date), T + 15 basis points

Par Call:	On or after December 1, 2029 (3 months before the maturity date)

CUSIP/ISIN:	760759 AV2 / US760759AV21

Joint Book-Running Managers:

BofA Securities, Inc.

J.P. Morgan Securities LLC

Mizuho Securities USA LLC

Wells Fargo Securities, LLC

Barclays Capital Inc.

U.S. Bancorp Investments, Inc.

SunTrust Robinson Humphrey, Inc.

Scotia Capital (USA) Inc.

Co-Managers:	MUFG Securities Americas Inc. RBC Capital Markets, LLC Banca IMI S.p.A. PNC Capital Markets LLC KeyBanc Capital Markets Inc.

Terms of the 2050 Notes

Principal Amount:	$400,000,000

Maturity Date:	March 1, 2050

Benchmark Treasury:	UST 2.375% due November 15, 2049

Benchmark Treasury Price and Yield:	108-06 and 2.008%

Spread to Benchmark Treasury:	T + 108 basis points

Yield to Maturity:	3.088%

Price to Public:	99.260% of the principal amount

Coupon (Interest Rate):	3.050%

Interest Payment Dates:	March 1 and September 1, beginning September 1, 2020

Underwriting Discount:	0.875%

Make-Whole Call:	Prior to September 1, 2049 (6 months before the maturity date), T + 20 basis points

Par Call:	On or after September 1, 2049 (6 months before the maturity date)

CUSIP/ISIN:	760759 AW0 / US760759AW04

Joint Book-Running Managers:

BofA Securities, Inc.

J.P. Morgan Securities LLC

BNP Paribas Securities Corp.

SMBC Nikko Securities America, Inc.

Barclays Capital Inc.

Wells Fargo Securities, LLC

SunTrust Robinson Humphrey, Inc.

RBC Capital Markets, LLC

Co-Managers:	MUFG Securities Americas Inc. U.S. Bancorp Investments, Inc. Banca IMI S.p.A. PNC Capital Markets LLC Scotia Capital (USA) Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

The issuer expects to deliver the notes against payment for them on or about February 27, 2020, which will be the 7th business day following the date of the pricing of the notes. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally must settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to two business days before delivery will be required, by virtue of the fact that the notes initially will settle in T+7 business days, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus and preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. at (800) 294-1322, J.P. Morgan Securities LLC at (212) 834-4533, BNP Paribas Securities Corp. at (800) 854-5674, Mizuho Securities USA LLC at (866) 271-7403, SMBC Nikko Securities America, Inc. at (888) 868-6856 or Wells Fargo Securities, LLC at (800) 645-3751.

This pricing term sheet supplements the preliminary prospectus supplement issued by Republic Services, Inc. on February 18, 2020 relating to its Prospectus dated October 31, 2019.